                           [COMMONWEALTH ANNUITY LOGO]
                 Commonwealth Annuity and Life Insurance Company
                             a Goldman Sachs Company

                 COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                          Home Office: Southborough, MA

 SERVICE CENTER - [P.O. BOX 758550, TOPEKA, KANSAS 66675-8550, 1-800-533-7881.]

                       PLEASE READ THIS CONTRACT CAREFULLY

This is a legal contract between the Owner and Commonwealth Annuity and Life Insurance Company. The provisions on this cover and the pages that follow are part of this Contract.

We agree to pay annuity payments provided this Contract is in force on the Annuity Date. While this contract is in effect, we will pay a Death Benefit if the Owner dies prior to the Annuity Date.

This Contract is issued in consideration of the initial Purchase Payment. Payments may be allocated to the Subaccounts of the Separate Accounts.

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. PLEASE REFER TO THE VARIABLE ACCOUNT PROVISIONS FOR ADDITIONAL INFORMATION.

RIGHT TO CANCEL -- FREE LOOK PERIOD --Within the "free look" period, which is [ten] days after receiving this Contract, you may cancel the Contract and receive a refund by returning it to us, along with written instructions to cancel. In most states, the refund will be the Contract Value on the Valuation Date the Contract and written instructions are received at our Service Center. However, in a state which requires the refund of Purchase Payments, or if the Contract is issued as an Individual Retirement Annuity, Simplified Employee Pension-IRA, or Roth Individual Retirement Annuity, the Company will refund the greater of (1) your Purchase Payment(s), less any withdrawals or (2) the Contract Value. If we are required to provide for a full refund of Purchase Payments, we will initially allocate the Purchase Payment(s) to the Money Market Subaccount stated in the Contract schedule. At the end of the free look period, we will allocate all amounts according to your allocation instructions, as then in effect.

Signed for Commonwealth Annuity and Life Insurance Company at its home office in Southborough, Massachusetts.


/s/ Michael A. Reardon                  /s/ Scott D. Silverman
-------------------------------------   ----------------------------------------
President                               Corporate Secretary

         FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY. NON-PARTICIPATING.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
CONTRACT SCHEDULE                                                              4
DEFINITIONS                                                                    6
GENERAL PROVISIONS                                                             8
   The Contract                                                                8
   Modification of Contract                                                    8
   Incontestability                                                            8
   Change of Annuity Date                                                      8
   Assignment                                                                  8
   Minimum Benefits                                                            8
   Non-Participating                                                           8
   Reports                                                                     8
   Premium Taxes                                                               8
   Qualified Plans                                                             8

OWNERSHIP PROVISIONS                                                           9
   Owner                                                                       9
   Annuitant                                                                   9

PURCHASE PAYMENT PROVISIONS                                                   10
   Purchase Payment Limitations                                               10
   Application of Purchase Payments                                           10
   Place of Payment                                                           10

VARIABLE ACCOUNT PROVISIONS                                                   11
   Separate Account                                                           11
   Liabilities of Separate Account                                            11
   Substitution                                                               11
   Rights Reserved by the Company                                             11
   Accumulation Unit Value                                                    11
   Investment Experience Factor                                               11

TRANSFER PROVISIONS                                                           12
   Disruptive Trading                                                         12
   Transfer Procedures                                                        12

WITHDRAWAL AND SURRENDER PROVISIONS                                           13
   Withdrawal and Surrender Procedures                                        13

PAYMENTS TO CONTRACT OWNERS                                                   13

DEATH BENEFIT PROVISIONS                                                      13
   Amount Payable Upon Death                                                  13
   Payment of Death Benefit                                                   14

ANNUITY PERIOD PROVISIONS                                                     15
   Annuity Payments                                                           15
   Annuity Options                                                            15
   Basis of Annuity Options                                                   16
   Death Proceeds                                                             16

MISCELLANEOUS PROVISIONS                                                      17
   Termination of Contract                                                    17
   Evidence of Age, Sex and Survival                                          17
   Misstatement of Age or Sex                                                 17
   Protection of Benefits                                                     17
   Creditors                                                                  17
   Guarantees                                                                 17

ANNUITY OPTION TABLE                                                          18

ENDORSEMENTS, if any                                Follows Annuity Option Table

APPLICATION                                         Follows Endorsements, if any

                                CONTRACT SCHEDULE

CONTRACT NUMBER:                       [1234567]
DATE OF ISSUE:                         [May 1, 2009]

OWNER:                                 [John Doe]
OWNER DATE OF BIRTH
OR TRUST INCEPTION DATE:               [March 04, 1968]

JOINT OWNER:                           [None]
JOINT OWNER DATE OF BIRTH:             [N/A]

ANNUITANT:                             [John Doe]
ANNUITANT GENDER:                      [Male]
ANNUITANT DATE OF BIRTH:               [March 04, 1968]

JOINT ANNUITANT:                       [None]
JOINT ANNUITANT GENDER:                [N/A]
JOINT ANNUITANT DATE OF BIRTH:         [N/A]

PRIMARY BENEFICIARY(IES)               As designated by you on the application for this Contract
CONTINGENT BENEFICIARY(IES)            As designated by you on the application for this Contract

TYPE OF CONTRACT:                      [Non-Qualified]

INITIAL PURCHASE PAYMENT:              [$5,000]
MAXIMUM TOTAL PURCHASE PAYMENTS:       [$5,000,000] or a higher amount with our prior approval
MINIMUM SUBSEQUENT PURCHASE PAYMENT:   [$250]

ANNUITY DATE:                          [April 1, 2067]
MINIMUM ANNUITY DATE:                  [May 1, 2010]
MAXIMUM ANNUITY DATE:                  [April 1, 2067]

The Maximum Annuity Date is the Valuation Date on or next following the later of: (1) ten years from the Date of Issue; or (2) the first day of the month following the month in which the older Annuitant attains age 99.

ANNUAL CONTRACT FEE (deducted monthly from Contract Value)             $[30.00]

     During the Accumulation Period, we deduct one-twelfth of this fee from Contract Value on each Monthiversary.

     We will waive this fee for Contracts with Contract Value of $[50,000] or more as of the Monthiversary we would otherwise deduct the fee. We deduct this fee pro-rata from the Subaccounts in which the Owner invests in proportion to the Contract Value each Subaccount bears to the total Contract Value. We do not assess the contract fee upon surrender, annuitization, or death.

MORTALITY AND EXPENSE RISK CHARGE (as a percentage of Contract Value):   [0.60]%
ADMINISTRATION CHARGE (as a percentage of Contract Value):               [0.15]%
PREMIUM TAX:                                                             [0.00%]

INITIAL                                  ALLOCATION
ALLOCATIONS                            PERCENTAGE(S)
[insert Subaccount name                     80%
Insert Subaccount name                      20%]
MONEY MARKET SUBACCOUNT:               Subaccount investing in the [Goldman Sachs VIT Money
                                       Market Fund]
SEPARATE ACCOUNT:                      Commonwealth Annuity Separate Account A

DEFINITIONS

ACCUMULATION PERIOD--The period between the Date of Issue of a Contract and the Annuity Date.

ACCUMULATION UNIT--A unit of measurement used to determine the value of each Subaccount during the Accumulation Period.

ANNUITANT-- The person designated in the Contract whose life is used to determine the duration of Annuity Payments involving a life contingency. When two people are named as joint Annuitants, the term "Annuitant" means the joint Annuitants or the survivor.

ANNUITY DATE--The Valuation Date on which annuity payments are to commence. The Annuity Date may not be earlier than the Minimum Annuity Date or later than the Maximum Annuity Date stated in the Contract Schedule.

ANNUITY OPTION--One of several forms in which annuity payments can be made.

ANNUITY PERIOD--The period starting on the Annuity Date during which we make annuity payments to you.

BENEFICIARY--The person designated to receive any benefits under a Contract upon your death. (see Primary Beneficiary and Contingent Beneficiary).

CODE--The Internal Revenue Code of 1986, as amended.

COMPANY ("WE", "US", "OUR", "COMMONWEALTH ANNUITY")--Commonwealth Annuity and Life Insurance Company.

CONTINGENT BENEFICIARY--The person designated to receive any benefits under a Contract upon your death should all Primary Beneficiaries predecease you. In the event that a Contingent Beneficiary predeceases you, the benefits will be distributed pro rata to the surviving Contingent Beneficiaries. If there are no surviving Contingent Beneficiaries, the benefits will be paid to your estate (see Beneficiary and Primary Beneficiary).

CONTRACT--A Flexible Premium Variable Deferred Annuity Contract.

CONTRACT ANNIVERSARY--The same date each year as the Date of Issue. If there is no Valuation Date in a year that coincides with the Date of Issue, the Contract Anniversary is the next Valuation Date.

CONTRACT VALUE--The sum of your values in the Subaccount(s).

CONTRACT YEAR--A period of twelve consecutive months starting on the Date of Issue or on any Contract Anniversary.

DEATH BENEFIT - If an Owner dies before the Annuity Date, the Death Benefit will be equal to the Contract Value, less any applicable premium taxes, on the Valuation Date we receive Due Proof of Death.

DUE PROOF OF DEATH --Due Proof of Death means a certified death certificate and all necessary claim paperwork, settlement instructions, and such other information we may require to process the Death Benefit. The Company may require return of the Contract.

DATE OF ISSUE--The date on which the first Contract Year commences.

FUND OR FUNDS-- An investment company or separate series thereof, in which Subaccounts of the Separate Account invest.

GENERAL ACCOUNT--All our assets other than those allocated to any legally segregated separate account.

MONTHIVERSARY--The same date each month as the Date of Issue. If the Date of Issue falls on the 29th, 30th, or 31st and there is no corresponding date in a subsequent month, the Monthiversary will be the last date of that month. If there is no Valuation Date in the calendar month that coincides with the Date of Issue, the Monthiversary is the next Valuation Date.

NON-QUALIFIED CONTRACT--A Contract which does not receive favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Code.

OWNER ("CONTRACT OWNER", "YOU", "YOUR", "YOURS")--The person(s) designated in the Contract Schedule who has the privilege of ownership of this Contract. The Contract may be owned by natural persons, or by trusts or custodial accounts that hold the Contract as agent for and for the sole benefit of a natural person. When two people are named as joint Owners, the term "Owner" means the joint Owners or the survivor.

PRIMARY BENEFICIARY -- The person designated to receive any benefits under a Contract upon your death. In the event that a Primary Beneficiary predeceases you, the benefits will be distributed pro rata to the surviving Primary Beneficiaries. In the event that all Primary Beneficiaries predecease you, proceeds will be paid to the surviving Contingent Beneficiaries (see Beneficiary and Contingent Beneficiary).

PURCHASE PAYMENTS--The dollar amount we receive in U.S. currency to buy the benefits the Contract provides.

QUALIFIED CONTRACT--A Contract issued in connection with a retirement plan which receives favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Code.

SEPARATE ACCOUNT--Commonwealth Annuity Separate Account A.

SERVICE CENTER--[P.O. Box 758550, Topeka, Kansas 66675-8550, 1-800-457-8803].

SUBACCOUNTS--The subdivisions of the Separate Account, the assets of which consist solely of shares of the corresponding Fund.

VALUATION DATE-- Each day when the New York Stock Exchange is open for trading. The close of business on each Valuation Date is generally 3:00 p.m. Central time.

VALUATION PERIOD--The interval of time between two consecutive Valuation Dates.

GENERAL PROVISIONS

THE CONTRACT -- This Contract, any written application attached to this Contract, and any endorsements and riders constitute the entire contract between the parties. All statements made in any attached application are deemed representations and not warranties. No statement will void this Contract or be used as a defense of a claim unless it is contained in an attached application.

MODIFICATION OF CONTRACT -- Only our President, Vice President, Secretary and Assistant Secretaries have the power to approve a change or waive any provisions of this Contract. Any such modifications must be in writing. No agent or person other than the named officers has the authority to change or waive the provisions of this Contract.

Upon notice to you, this Contract may be modified by us at any time as is necessary to comply with any law, regulation, or ruling issued by a governmental agency or as is necessary to assure continued qualification of this Contract under the Code or other laws relating to retirement plans or annuities or as otherwise may be in your best interest. In the event of a modification, we may make appropriate endorsement to this Contract and we will obtain all required regulatory approvals.

INCONTESTABILITY -- The Company cannot contest this contract.

CHANGE OF ANNUITY DATE -- You may change the Annuity Date by written request during the Accumulation Period. The new Annuity Date must not be earlier than the Minimum Annuity Date or later than the Maximum Annuity Date stated in the Contract Schedule.

ASSIGNMENT -- All assignments are subject to acceptance by the Company. The Company reserves the right to refuse any assignment or other transfer of the Contract at any time on a non-discriminatory basis.

Subject to the acceptance of the assignment by the Company, you may assign a Non-Qualified Contract during the Accumulation Period and prior to the death of an Owner by completing and returning our assignment form to our Service Center. No assignment is binding on us until we accept it, and we assume no responsibility for the validity of any assignment. Generally, an interest in a Qualified Contract may not be assigned.

If an assignment of the Contract is in effect on the Annuity Date, we reserve the right to pay the assignee, in one sum, that portion of the Contract Value (less any applicable premium taxes) to which the assignee appears to be entitled. Amounts payable during the Annuity Period may not be assigned or encumbered (to the extent permitted by law, annuity payments are not subject to levy, attachment or other judicial process for the payment of the payee's debts or obligations). An assignment may be a taxable event and may subject you to immediate tax liability and to a 10% tax penalty. Any claim is subject to proof of interest of the assignee. You are solely responsible for the validity or effect of any assignment.

MINIMUM BENEFITS -- Amounts payable upon withdrawal, death, and annuitization are not less than the minimum benefits required by the statutes of the state in which this Contract is delivered.

NON-PARTICIPATING -- This Contract does not pay dividends. It will not share in our surplus or earnings.

REPORTS -- At least once each Contract Year we will send you a statement showing Purchase Payments received, investment experience and charges made since the last report, as well as any other information required by statute.

PREMIUM TAXES -- If we pay state premium taxes, we will deduct the amount paid from:

     -    Purchase Payments when we receive them; and/or

     -    Partial withdrawals or full surrender; and/or

     -    The Death Benefit; and/or

     - Contract Value applied to an Annuity Option at the time annuity payments start.

QUALIFIED PLANS -- If this Contract is issued under a qualified plan additional provisions may apply. The rider or endorsement to this Contract used to qualify it under the applicable section of the Code will indicate the extent of change in the provisions.

OWNERSHIP PROVISIONS

OWNER -- You may exercise every option and right conferred by this Contract. Where the Contract is owned jointly, the consent of both Owners is required in order to exercise any ownership rights.

Upon written request to the Service Center prior to the death of an Owner, you may request the addition, change or removal of an Owner. You must furnish information sufficient to clearly identify a new Owner to us. An addition, change, or removal of an Owner is subject to our approval.

If we approve the change, the effective date of the change will be the date the request was signed by you, except for action taken by us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require you to return this Contract to us for endorsement of a change. .

Changing the owner may result in certain tax consequences to you.

ANNUITANT -- The original Annuitant is shown in the Contract Schedule. Before the Annuity Date, you may add, change, or remove an Annuitant by written request to our Service Center. The addition, change or removal of an Annuitant is subject to our approval. After the Annuity Date, you may not add, change, or remove an Annuitant. For Contracts with non-natural Owners, changing the Annuitant may result in certain tax consequences. We may require you to return this Contract to us for endorsement of a change.

There must be at least one Annuitant at all times. If an Annuitant who is not an Owner dies prior to the Annuity Date, a surviving joint Annuitant, if any, will become the sole Annuitant. If there is no surviving joint Annuitant, the Owner may name a new Annuitant. If the Owner does not name a new Annuitant, the youngest Owner will become the new Annuitant.

We will not pay a Death Benefit upon the death of an Annuitant unless the sole Owner is a non-natural person. If the sole Owner is a non-natural person, we will pay a Death Benefit of the Contract Value less any applicable premium taxes upon the death of an Annuitant. If the sole Owner is a non-natural person, we will pay the Contract Value less any applicable premium taxes upon a change in an Annuitant. This will terminate the Contract.

Joint Annuitants are only permitted in Non-Qualified Contracts. Under Qualified Contracts, the Owner and the Annuitant generally must be the same individual.

BENEFICIARY DESIGNATION AND CHANGE OF BENEFICIARY -- The Beneficiary is stated in the Contract Schedule. You designate the Beneficiary. During the Accumulation Period and prior to the death of an Owner, you may change a Beneficiary at any time by sending a written change form to our Service Center. After the Annuity Date, the Beneficiary may be changed prior to the death of an Owner or the Annuitant. However, in the case of joint Owners, the surviving joint Owner is automatically the Primary Beneficiary and cannot be changed. No Beneficiary change is binding on us until we receive it. We assume no responsibility for the validity of any Beneficiary change. Under a Qualified Contract, the provisions of the applicable plan may prohibit a change of Beneficiary.

Beneficiary changes are subject to the following:

     1.   The change must be filed while you are alive;

     2.   The Contract must be in force at the time you file a change;

     3. Such change must not be prohibited by the terms of an existing assignment, Beneficiary designation, or other restriction;

     4. Such change will take effect when we receive it. However, action taken by us before the change form was received will remain in effect;

     5. The request for change must provide information sufficient to identify the new Beneficiary; and

     6. In the case of joint Owners, we will consider the designation of a Beneficiary other than the surviving joint Owner to be a Contingent Beneficiary.

DEATH OF BENEFICIARY -- In the event that all Primary Beneficiaries predecease you, we will pay the Death Benefit proceeds to the surviving Contingent Beneficiaries. In the event that a Contingent Beneficiary also predeceases you, we will distribute the Death Benefits pro rata to the surviving Contingent Beneficiaries. If there are no surviving Contingent Beneficiaries, we will pay the Death Benefits to your estate.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENT LIMITATIONS -- You may make Purchase Payments during the Accumulation Period. We will not accept Purchase Payments after the date of death of an Owner. The Minimum Subsequent Purchase Payment is set forth in the Contract Schedule.

Without our approval, the sum of all Purchase Payments allocated to the Contract without our approval may not exceed the Maximum Total Purchase Payments shown on the Contract Schedule. We will aggregate multiple contracts you own for purposes of this limitation. In addition, for Qualified Contracts, the maximum annual amount of Purchase Payments may be limited by the retirement plan funded by the Contract.

We reserve the right to waive or modify these limits. We also reserve the right not to accept any Purchase Payment.

APPLICATION OF PURCHASE PAYMENTS -- You select allocation of Purchase Payments to the Subaccount(s). When you allocate Purchase Payments to a Subaccount, we credit Accumulation Units to that Subaccount based on the value of an Accumulation Unit, as computed after we receive the Purchase Payment at our Service Center. If we receive a Purchase Payment at our Service Center before 3:00 p.m. Central time, we will credit Accumulation Units based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a Purchase Payment at our Service Center on or after 3:00 p.m. Central time, we will credit Accumulation Units based on Accumulation Unit values determined at the end of the next Valuation Date.

We will credit an initial Purchase Payment no later than the end of the second Valuation Date following the Valuation Date we receive the Purchase Payment at our Service Center, provided that the Purchase Payment is preceded or accompanied by an application that contains sufficient information to establish an account and properly credit such Purchase Payment.

For each Purchase Payment, we determine the number of Accumulation Units credited by dividing the Purchase Payment allocated to a Subaccount by the Subaccount's Accumulation Unit value as computed on the Valuation Date that we receive the Purchase Payment at our Service Center. After we determine the number of Accumulation Units credited, the number of Accumulation Units will not change due to investment experience. Accumulation Unit value varies to reflect the investment experience of the Subaccount and the assessment of charges against the Subaccount. We reduce the number of Accumulation Units when we assess one-twelfth of the contract fee on each Monthiversary.

PLACE OF PAYMENT -- All Purchase Payments under this Contract must be paid to us at the Service Center.

VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT -- The variable benefits under this Contract are provided through the Separate Account identified in the Contract Schedule. The Separate Account is registered with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). It is a separate investment account maintained by us.

LIABILITIES OF SEPARATE ACCOUNT -- Benefits provided under the Contracts are our obligations. Although the assets in the Separate Account are our property, they are held separately from our other assets and are not chargeable with liabilities arising out of any other business we may conduct. Income, capital gains and capital losses, whether or not realized, from the assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, capital gains and capital losses arising out of any other business we may conduct.

SUBSTITUTION -- We reserve the right to make additions to, deletions from, or substitutions for the shares held by the Separate Account or that the Separate Account may purchase. If investment in the Funds is no longer possible, in our judgment becomes inappropriate for the purposes of the Contract, or for any other reason in our sole discretion, we may substitute another fund without your consent. The substituted fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, no such substitution will be made without the approval of the Securities and Exchange Commission, if required. Furthermore, we may close Subaccounts to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion. The Funds, which sell their shares to the Subaccounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Subaccounts.

RIGHTS RESERVED BY THE COMPANY -- We may establish additional Subaccounts of the Separate Account, each of which would invest in a new fund, or in shares of another investment company. New Subaccounts may be established when, at our discretion, marketing needs or investment conditions warrant. New Subaccounts may be made available to existing Owners as we determine. We may also eliminate or combine one or more Subaccounts, transfer assets, or substitute one Subaccount for another Subaccount, if, in our discretion, marketing, tax, or investment conditions warrant. We will notify you of any such changes.

If we deem it to be in the best interests of persons having voting rights under the Contract, we may deregister the Separate Account under the1940 Act, make any changes required by the 1940 Act, operate the Separate Account as a management investment company under the 1940 Act or any other form permitted by law, transfer all or a portion of the assets of a Subaccount or Separate Account to another Subaccount or separate account pursuant to a combination or otherwise, and create new separate accounts. The Company reserves the right to change the names of the Separate Account or the Subaccounts. Before we make certain changes we may need approval of the SEC and applicable state insurance departments. We will notify you of any changes.

VALUE OF A SUBACCOUNT - The value of a Subaccount on a Valuation Date is determined by multiplying the number of Accumulation Units in the Subaccount by the applicable Accumulation Unit Value as of the Valuation Date.

When an amount is allocated to a Subaccount, the number of units credited is equal to the allocated amount divided by the applicable Accumulation Unit Value at the end of the Valuation Period in which the amount is allocated. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner.

ACCUMULATION UNIT VALUE - Each Subaccount has an investment experience factor for each combination of asset based charges. The value of a Subaccount Accumulation Unit at the end of a Valuation Period is determined by multiplying the value of that Subaccount Accumulation Unit on the preceding Valuation Date by the applicable investment experience factor for the Valuation Period.

INVESTMENT EXPERIENCE FACTOR -- The investment experience factor of a Subaccount for any Valuation Period is equal to 1.000000 plus the result (which may be positive or negative) from dividing (1) by (2) and subtracting (3) where:

     (1) is the investment income of a Subaccount for the Valuation Period, including realized or unrealized capital gains and losses during the Valuation Period, adjusted for provisions made for taxes, if any;

     (2) is the value of that Subaccount's assets at the beginning of the Valuation Period,

     (3) is the factor representing Subaccount asset-based charges (the mortality and expense risk charge and the administration charge) for the Valuation Period.

Subject to applicable state and federal laws, we may change the methodology used to determine the investment experience factor.

TRANSFER PROVISIONS

During the Accumulation Period, you may transfer Contract Value among the Subaccounts subject to the following provisions:

     - You must request transfers in excess of $250,000 per Contract, per day, through standard United States mail.

     - We reserve the right to require transfers into and out of one Subaccount in excess of $50,000, per Contract, per day, to be requested through standard United States mail.

     -    We reserve the right to limit transfers to twelve per Contract Year.

Any transfer request must clearly specify the amount which is to be transferred and the names of the Subaccounts that are affected. All transfers are subject to our Disruptive Trading Procedures as well as any disruptive trading policies and procedures adopted by the Funds.

DISRUPTIVE TRADING -- This Contract is not designed for use by individuals, professional market timing organizations, or other entities that engage in short-term trading, frequent transfers, programmed transfers or transfers that are large in relation to the total assets of a Fund (collectively, "Disruptive Trading"). Your ability to make transfers is subject to modification or restriction if we determine, in our sole opinion, that your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other contract owners (or others having an interest in the Contract).

If we determine you are engaged in disruptive trading, we reserve the right to prohibit transfers requested by telephone, fax, overnight mail, or Internet. We may require that you submit written transfer requests with an original signature to our Service Center by standard United States mail. We reserve the right to restrict the transfer privileges of others acting on your behalf. We may also limit the number of transfers you may make to twelve during a calendar year and we may limit the number of times you may transfer Contract Value into particular Subaccounts. We reserve the right to impose, without prior notice, additional or alternate restrictions on allocations and transfers that we determine, in our sole discretion, may disadvantage or potentially hurt the rights or interests of other contract owners or other holders of the Funds. We will reverse any transactions inadvertently processed in contravention of our restrictions within two days of the date the inadvertently processed transaction occurred.

Our procedures may vary among the Subaccounts. We reserve the right to not effect certain allocations or transfers that you have requested if a Fund refuses a transfer request from us. We reserve the right to administer and collect any redemption fees imposed by the Funds on their behalf. Upon request by a Fund, we reserve the right to provide to the Fund information about your trading activity, and execute instructions from the Fund to restrict or prohibit further purchases or transfers by you.

TRANSFER PROCEDURES -- We will make transfers pursuant to proper written or telephone instructions to our Service Center that specify in detail the requested changes. Transfers will be based upon the Accumulation Unit values determined following our receipt of complete transfer instructions. If we receive a transfer request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a transfer request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of the next Valuation Date. If you or your authorized representative call us to request a telephone transfer but have not given instructions to us prior to 3:00 p.m. Central Time, even if due to our delay in answering your call, we will consider your telephone transfer request to be received after 3:00 p.m. Central Time.

WITHDRAWAL AND SURRENDER PROVISIONS

WITHDRAWALS AND SURRENDERS DURING THE ACCUMULATION PERIOD -- You may make a partial withdrawal subject to the restrictions set forth below. You also may withdraw all of the Contract Value, less any applicable premium taxes, and surrender the Contract. The following rules may apply:

     - Withdrawals and surrenders may be subject to federal and state income tax and a 10% penalty tax.

     -    Partial withdrawals reduce your Contract Value and your Death Benefit.

     - Your ability to withdraw or surrender may be limited by the terms of a qualified plan such as Section 403(b) plans.

     -    We may assess premium taxes on partial withdrawals and surrenders.

WITHDRAWAL AND SURRENDER PROCEDURES -- Election to withdraw (including the withdrawal amount) shall be made in writing to us at our Service Center and should be accompanied by this Contract if surrender is requested. The Contract Value, less any applicable premium taxes, is determined on the basis of the Accumulation Unit values calculated after we receive the request. If we receive a withdrawal or surrender request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a withdrawal or surrender request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of the next Valuation Date.

PAYMENTS TO CONTRACT OWNERS

Generally, we will make any Death Benefit, withdrawal, surrender, or annuity payment to you within seven days after the Valuation Date we receive your proper request at our Service Center. However, we may suspend or postpone payments of any amount where permitted under applicable federal or state laws, rules, or regulations.

We may suspend or defer payments or transfers involving any Subaccount:

     -    during any period when the New York Stock Exchange is closed;

     -    when trading is restricted or the SEC determines an emergency exists;
          or

     -    as the SEC by order may permit.

We also may defer any annuity payment from our General Account for the period permitted by law.

DEATH BENEFIT PROVISIONS

DUE PROOF OF DEATH -- We must receive Due Proof of Death in order to pay a Death Benefit. Due Proof of Death means a certified death certificate and all necessary claim paperwork, settlement instructions, and such other information we may require to process the Death Benefit. The Company may require return of the Contract.

AMOUNT PAYABLE UPON DEATH -- If an Owner dies before the Annuity Date, the Death Benefit will be equal to the Contract Value, less any applicable premium taxes, on the Valuation Date we receive Due Proof of Death. Payment of the Death Benefit may be subject to federal and state income tax. If any Owner dies on or after the Annuity Date, and before the entire interest in the Contract has been distributed, any remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of death.

PAYMENT OF DEATH BENEFIT -- If there is only one Owner under the Contract, we will pay the Death Benefit to the Beneficiary upon the death of such Owner before the Annuity Date. Upon the death of a joint Owner before the Annuity Date, we will pay the Death Benefit to the surviving joint Owner. We will pay the Death Benefit upon the first to die of any joint Owners. If any Owner is not a natural person, we will treat each Annuitant under the Contract as an Owner for Death Benefit payment purposes and we will pay the Death Benefit upon the death of any Annuitant or upon the change of any Annuitant.

We will pay the Death Benefit to the Beneficiary (or joint Owner, if applicable) after we receive Due Proof of Death. We will then have no further obligation under the Contract. The Valuation Date on which we receive all required paperwork is the date the Contract is tendered for redemption and the date for calculation of the benefits.

If we receive Due Proof of Death at our Service Center before 3:00 p.m. Central Time, we will calculate the Death Benefit based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a Due Proof of Death at our Service Center on or after 3:00 p.m. Central Time, we will calculate the Death Benefit based on Accumulation Unit values determined at the end of the next Valuation Date.

The Death Benefit may be paid in a lump sum. The Beneficiary (or the surviving joint Owner, if applicable) may defer this sum for up to five years from the date of death. Instead of a lump sum payment, the Beneficiary (or the surviving joint Owner), may elect to have the Death Benefit distributed under one of the following Annuity Options:

     -    OPTION 2 over the lifetime of the Beneficiary, or

     - OPTION 1 OR 3 with a specified period or certain period no longer than the life expectancy of the Beneficiary. The life expectancy of the Beneficiary must be at least ten years as of the date that he or she elects Option 1 or Option 3

The Beneficiary (or the surviving joint Owner) must make this election within 60 days of the time we receive Due Proof of Death, and distribution under these Annuity Options must commence within one year of the date of death.

If the Beneficiary is not a natural person, the entire Death Benefit must be distributed within five years of your death.

If your surviving spouse is the only Primary Beneficiary when you die, your surviving spouse may elect to be the successor Owner of the Contract by completing the spousal continuation section of the claim form submitted with Due Proof of Death. The date of continuance of the Contract will be the Valuation Date that we receive Due Proof of Death. If no Annuitant is living at the time of your death, your surviving spouse will become the Annuitant.

If your surviving spouse elects to become the successor Owner of the Contract on your death, thereby waiving claim to the Death Benefit that is otherwise payable, we will not pay out a Death Benefit on your death. Any subsequent spouse of your surviving spouse will not be entitled to continue the Contract upon the death of your surviving spouse.

In all events, we will pay or apply the Contract's Death Benefit in accordance with Sections 72(s) or 401(a)(9) of the Code, as applicable.

ANNUITY PERIOD PROVISIONS

Annuity Payments will be made to you, unless you direct otherwise. Contracts may be fully annuitized under one of several Annuity Options, which are available on a fixed basis. You may annuitize any time on or after the Minimum Annuity Date shown in the Contract Schedule. Annuity payments will begin on the Annuity Date under the Annuity Option you select. You may write to us during the Accumulation Period to request a change of the Annuity Date. The Annuity Date may not be earlier than the Minimum Annuity Date or later than the Maximum Annuity Date stated in the Contract Schedule. We do not permit partial annuitization.

ANNUITY PAYMENTS -- On the Annuity Date, we will transfer your Contract Value, less any applicable premium taxes, to our General Account. To determine the first fixed annuity payment, we apply an annuity factor for the Annuity Option that you selected to this value. Each annuity payment will be equal to the first regardless of investment, mortality or expense experience, unless the Annuity Option selected specifies that there is to be a reduction in payments after the death of an Annuitant.

The amount of the first guaranteed annuity payment depends on:

     -    the selected Annuity Option; and

     - the interest rate and mortality assumption (for Annuity Options 2, 3, 4, and 5) shown in the Basis of Annuity Options in this Contract; and

     - for Annuity Options 2, 3, 4, and 5, the age and gender of the Annuitant; and

     - the Contract Value, less any applicable premium taxes, on the Annuity Date; and

     -    the frequency of annuity payments.

ANNUITY OPTIONS -- You may elect one of the Annuity Options. We must receive an election of an Annuity Option in writing at our Service Center at least 15 calendar days before the Annuity Date. If no Annuity Option is elected, monthly annuity payments will be made in accordance with Option 3 below if there is one Annuitant on the Annuity Date or under Option 5 if there are joint Annuitants on the Annuity Date. You may change an Annuity Option before the Annuity Date. You cannot change an Annuity Option after the first annuity payment is made. We reserve the right to add additional Annuity Options in the future.

We will cancel any election of an Annuity Option if, before the Annuity Date, there is: 1) a subsequent change of Beneficiary, or 2) an assignment of the Contract unless the assignment provides otherwise.

The Annuity Option selected must result in an initial payment that is at least equal to our minimum payment, according to our rules, at the time the Annuity Option is chosen. If the selected Annuity Option does not produce an initial payment which meets this minimum, we reserve the right to decrease the payment frequency to quarterly, semi-annually, or annually to meet this minimum, or to make a single lump sum payment.

If you die before the Annuity Date, available Annuity Options are limited. The Annuity Options available are:

     -    Option 2 over the lifetime of the Beneficiary; or

     - Option 1 or 3 with a specified period or certain period no longer than the life expectancy of the Beneficiary. The life expectancy of the Beneficiary must be at least ten years as of the date that he or she elects Option 1 or Option 3.

The Death Benefit distribution must begin no later than one year from your death, unless a later date is permitted by federal regulation.

If the Beneficiary is not an individual, the entire interest must be distributed within five years of your death.

OPTION 1--INCOME FOR SPECIFIED PERIOD. Option 1 provides an annuity payable monthly for ten years. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

OPTION 2--LIFE INCOME. Option 2 provides for an annuity payable monthly over the lifetime of the Annuitant. If Option 2 is elected, annuity payments terminate automatically and immediately on the Annuitant's death without regard to the number or total amount of payments made. Thus, it is possible for you to receive only one payment if the Annuitant dies prior to the date the second payment was due.

OPTION 3--LIFE INCOME WITH INSTALLMENTS GUARANTEED. Option 3 provides an annuity payable monthly for a certain period of ten years and thereafter during the Annuitant's lifetime. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

OPTION 4--JOINT AND SURVIVOR ANNUITY. Option 4 provides an annuity payable monthly while both Annuitants are living. Upon either Annuitant's death, the monthly income payable continues over the life of the surviving Annuitant at 100% of the original payment. At the time the Annuity Option is chosen, we may offer other percentages of the original payment that continue over the life of the surviving Annuitant. Annuity payments terminate automatically and immediately upon the surviving Annuitant's death without regard to the number or total amount of payments received. Thus, it is possible for you to receive only one payment if both Annuitants die prior to the date the second payment was due.

OPTION 5--JOINT AND SURVIVOR ANNUITY WITH INSTALLMENTS GUARANTEED. Option 5 provides an annuity payable monthly for a certain period of ten years and thereafter while either Annuitant is alive. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

In lieu of monthly payments, you may request quarterly, semi-annual, or annual payments, with our prior approval.

BASIS OF ANNUITY OPTIONS -- This Contract contains tables for each Annuity Option that show the guaranteed monthly payment for each $1,000 applied to an Annuity Option. The guaranteed monthly payments are based on an interest rate of 1.50% per year and, where mortality is involved, the "Annuity 2000 Table" developed by the Society of Actuaries projected using 200% of Scale G to the year 2030. We may offer annuity rates that are more favorable than those contained in this Contract. Any such rates will be applied uniformly to all Owners of the same class.

DEATH PROCEEDS -- If the Annuitant (or surviving joint Annuitant) dies during the Annuity Period, we will automatically continue any unpaid installments for the remainder of the certain period under Annuity Options 1, 3 or 5.

If an Owner, who is not also an Annuitant, dies after the Annuity Date, the following provisions apply:

     - If the Owner was the sole Owner, the remaining annuity payments will be payable to the Beneficiary in accordance with the provisions described above. The Beneficiary will become the Owner of the Contract.

     - If the Contract has joint Owners, the annuity payments will be payable to the surviving joint Owner in accordance with the provisions described above. Upon the death of the surviving joint Owner, the Beneficiary becomes the Owner.

VOTING RIGHTS

Owners have voting rights in a Fund based upon the Owner's proportionate interest in the corresponding Subaccount. Owners have voting rights before the Annuity Date, surrender, or the death of an Owner.

We will notify Owners with interests in a Subaccount of any shareholders' meeting at which Fund shares held by such Subaccount will be voted and will provide proxy materials together with a form to be used to give voting instructions to the Company. The Company will vote Fund shares for which no timely instructions have been received in the same proportion as shares of that Fund for which instructions have been received.

MISCELLANEOUS PROVISIONS

TERMINATION OF CONTRACT -- Prior to the Annuity Date, we may terminate your Contract and pay you the Contract Value in one sum if:

     -    You have not made any Purchase Payments for two full years; and

     - Your Contract Value at or after the end of such two-year period is less than $2,000; and

     - The sum of all of your Purchase Payments, less any withdrawals at or after the end of such two-year period is less than $2,000; and

     - We notified you in writing that your Contract is inactive and subject to termination, and six months following the date of this notice you have not made any Purchase Payments to increase your Contract Value or the sum of all of your Purchase Payments, less any withdrawals to $2,000.

EVIDENCE OF AGE, SEX AND SURVIVAL -- We may require satisfactory evidence of the age, gender and the continued survival of any Annuitant.

MISSTATEMENT OF AGE OR SEX -- If the Annuitant's age or gender has been misstated, the amount payable under the Contract will be recalculated based on the correct age or gender. Interest of 3% will be charged to any overpayment or credited to any underpayment against future payments we may make under the Contract.

PROTECTION OF BENEFITS -- The Owner may not commute, anticipate, assign, alienate or otherwise hinder the receipt of any payment.

CREDITORS -- The proceeds of this Contract and any payment under an Annuity Option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

GUARANTEES -- Guarantees are subject to our financial strength and claims-paying ability.

                              ANNUITY OPTION TABLES
           AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF VALUE APPLIED

OPTION 1 - INCOME FOR SPECIFIED PERIOD

Months of Guaranteed Payments:    120
Monthly Payment                  8.96

OPTION 2 - LIFE INCOME

Months of Guaranteed Payments:   None

 ATTAINED
  AGE OF
ANNUITANT    MALE   FEMALE
---------   -----   ------
    55       3.06     2.85
    56       3.12     2.90
    57       3.19     2.96
    58       3.26     3.02
    59       3.33     3.08
    60       3.41     3.14
    61       3.49     3.21
    62       3.58     3.29
    63       3.67     3.37
    64       3.77     3.45
    65       3.88     3.54
    66       3.99     3.63
    67       4.11     3.73
    68       4.23     3.83
    69       4.37     3.95
    70       4.51     4.07
    71       4.66     4.20
    72       4.82     4.33
    73       4.98     4.48
    74       5.16     4.64
    75       5.35     4.81
    76       5.56     5.00
    77       5.77     5.19
    78       6.01     5.40
    79       6.26     5.63
    80       6.53     5.88
    81       6.82     6.15
    82       7.13     6.44
    83       7.47     6.75
    84       7.84     7.10
    85       8.24     7.47
    86       8.68     7.89
    87       9.16     8.34
    88       9.70     8.85
    89      10.28     9.39
    90      10.91     9.99
    91      11.60    10.65
    92      12.35    11.36
    93      13.17    12.15
    94      14.11    13.05
    95      15.22    14.10

OPTION 3 - LIFE INCOME WITH INSTALLMENTS GUARANTEED

Months of Guaranteed Payments:   120

ATTAINED
 AGE OF
ANNUITANT    MALE   FEMALE
---------   -----   ------
    55       3.05    2.84
    56       3.11    2.89
    57       3.17    2.95
    58       3.24    3.01
    59       3.31    3.07
    60       3.39    3.13
    61       3.47    3.20
    62       3.55    3.28
    63       3.64    3.35
    64       3.73    3.43
    65       3.83    3.52
    66       3.93    3.61
    67       4.04    3.70
    68       4.16    3.80
    69       4.27    3.91
    70       4.40    4.02
    71       4.53    4.14
    72       4.66    4.27
    73       4.80    4.40
    74       4.95    4.55
    75       5.10    4.69
    76       5.26    4.85
    77       5.43    5.02
    78       5.61    5.19
    79       5.79    5.38
    80       5.98    5.57
    81       6.17    5.77
    82       6.37    5.98
    83       6.57    6.19
    84       6.77    6.41
    85       6.98    6.64
    86       7.19    6.87
    87       7.40    7.11
    88       7.61    7.34
    89       7.83    7.59
    90       8.03    7.82
    91       8.22    8.05
    92       8.40    8.25
    93       8.54    8.43
    94       8.66    8.58
    95       8.76    8.70

RATES FOR AGES NOT SHOWN WILL BE PROVIDED UPON REQUEST

OPTION 4 - JOINT AND 100% SURVIVOR ANNUITY

Months of Guaranteed Payments:   None

ATTAINED
 AGE OF                    ATTAINED AGE OF FEMALE ANNUITANT
  MALE      -------------------------------------------------------------
ANNUITANT    55     60     65     70     75     80     85     90      95
---------   ----   ----   ----   ----   ----   ----   ----   ----   -----
    55      2.62   2.74   2.84   2.92   2.97   3.01   3.03   3.05    3.05
    60      2.70   2.86   3.02   3.15   3.24   3.31   3.36   3.39    3.40
    65      2.75   2.96   3.18   3.38   3.55   3.68   3.77   3.82    3.85
    70      2.79   3.03   3.31   3.59   3.86   4.09   4.26   4.38    4.45
    75      2.81   3.08   3.40   3.76   4.16   4.53   4.84   5.07    5.22
    80      2.83   3.11   3.46   3.89   4.40   4.95   5.48   5.92    6.23
    85      2.84   3.13   3.50   3.97   4.58   5.31   6.12   6.90    7.53
    90      2.84   3.13   3.52   4.02   4.69   5.57   6.67   7.95    9.17
    95      2.84   3.14   3.53   4.05   4.76   5.73   7.07   8.85   11.02

OPTION 5 - JOINT AND SURVIVOR ANNUITY WITH INSTALLMENTS GUARANTEED

Months of Guaranteed Payments:   120

ATTAINED
 AGE OF                    ATTAINED AGE OF FEMALE ANNUITANT
  MALE      -------------------------------------------------------------
ANNUITANT    55     60     65     70     75     80     85     90      95
---------   ----   ----   ----   ----   ----   ----   ----   ----   -----
    55      2.62   2.74   2.84   2.92   2.97   3.01   3.03   3.04   3.05
    60      2.70   2.86   3.02   3.14   3.24   3.31   3.35   3.38   3.39
    65      2.75   2.96   3.18   3.38   3.54   3.67   3.76   3.81   3.83
    70      2.79   3.03   3.30   3.59   3.86   4.08   4.24   4.34   4.39
    75      2.81   3.08   3.40   3.76   4.15   4.51   4.80   4.99   5.08
    80      2.83   3.11   3.45   3.88   4.38   4.91   5.39   5.75   5.93
    85      2.83   3.12   3.49   3.96   4.54   5.23   5.95   6.56   6.90
    90      2.84   3.13   3.51   4.00   4.64   5.45   6.37   7.29   7.87
    95      2.84   3.13   3.52   4.02   4.69   5.55   6.59   7.72   8.52

RATES FOR AGES NOT SHOWN WILL BE PROVIDED UPON REQUEST

          FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY. NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. PLEASE REFER TO THE VARIABLE ACCOUNT PROVISIONS FOR ADDITIONAL INFORMATION.

                           [COMMONWEALTH ANNUITY LOGO]
                 Commonwealth Annuity and Life Insurance Company
                             a Goldman Sachs Company

                 COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

  SERVICE CENTER : [P.O.BOX 758550, TOPEKA, KANSAS 66675-8550, 1-800-533-7881]